Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Share Option Scheme of Marine Harvest ASA of our report dated April 28, 2015, with respect to the consolidated financial statements of Marine Harvest ASA and the effectiveness of internal control over financial reporting of Marine Harvest ASA included in its Annual Report in Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

March 21, 2016